Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 3955 DATED December 12, 2006
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC

Principal Amount:	$2,500,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	12/15/2006

Maturity Date:	12/17/2007

Interest Rate:	5.31% per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agent's Commission:	None

Form of Note:
(Book-Entry or Certificated)	Certificated

Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $18,458,501,000.00 Series C have been issued.